UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12(h) AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number   33-50323
                                                               -----------------
WHOLESALE AUTO RECEIVABLES CORPORATION, SWIFT IV
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             (Exact name of registrant as specified in its charter)

CORPORATE TRUST CENTER, 1209 ORANGE STREET, WILMINGTON, DE 19801   (302)658-7581
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

6.346% ASSET-BACKED TERM NOTES
FLOATING RATE ASSET-BACKED CERTIFICATES, CLASS A
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            (Title of each class of securities covered by this Form)

N/A
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     ___          Rule 12h-3(b)(1)(i)       X
                                                                   ---
     Rule 12g-4(a)(1)(ii)    ___          Rule 12h-3(b)(1)(ii)     ___
     Rule 12g-4(a)(2)(i)     ___          Rule 12h-3(b)(2)(i)      ___
     Rule 12g-4(a)(2)(ii)    ___          Rule 12h-3(b)(2)(ii)     ___
                                          Rule 15d-6               ___

     Approximate  number of  holders of record as of the certification or notice
     date:               20
            --------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 6, 1998                         By:  S/GERALD E. GROSS
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                                               GERALD E. GROSS, COMPTROLLER AND
                                               PRINCIPAL ACCOUNTING OFFICER